Exhibit 99.44

as of January 14, 2011

To induce Malkin Holdings LLC (“MH”) as Supervisor on behalf of the entities which hold interests in the properties on Exhibit A (the “Entities”) to continue to pursue and incur expense in connection with a possible roll-up of the Entities into a REIT IPO (the “Transaction”), the undersigned LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC LLC, LMH 1400 LLC, LMH Fisk LLC, and LMH Lincoln LLC in respect of all the interests we hold in the Entities hereby jointly and severally:

(a)	acknowledge that the actions of MH as Supervisor in authorizing continued exploratory action and expense on behalf of the Entities are reasonable;

(b)	agree that, when and if the Transaction terms to be included in the consent for all investors in each non-public Entity are approved by us in our sole discretion, and by the Malkin affiliates in their sole discretion, then we and such Malkin affiliates shall execute such consent before it is submitted to the other investors, and MH will advise such other investors of such executed consent;

(c)	will promptly update by written notice to MH at its address below the statements in items (a), as of the then current date, at any time upon written request from MIL

Our foregoing undertakings and representations are made in reliance upon the agreement, confirmed by MH below, that (i) a Transaction committee will be formed to vote on the matters set forth in (ii) hereof and (ii) we shall be entitled to designate for the Transaction committee of the REIT a member whose affirmative vote is required to approve the pricing of the REIT shares in the IPO, the lock-out terms applicable to us, the aggregate size of the offering, and any other issue to be voted on by the Transaction committee, except that no such vote shall be required by ME or by us as to any matter specifically approved in the item (b) consent.

LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC LLC, LMH 1400 LLC, LMH Fisk LLC, and LMH Lincoln LLC

By:	Helmsley Enterprises, Inc., as non-member Manager

By:	/s/ Supervisor Management Corp.
Supervisor Management Corp.

Accepted and agreed:

Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, President

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